Exhibit (a)(1)(v)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated October 10, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Common Shares. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Common Shares

of

Kimber Resources Inc.

at

Cdn$0.15 IN CASH FOR EACH COMMON SHARE

by

Invecture Group, S.A. de C.V.

Invecture Group, S.A. de C.V., a Mexican corporation (the “Offeror”), is offering to purchase, on and subject to the terms and conditions of the Offer (as defined below), at a price of Cdn$0.15 cash per common share (the “Offer Price”), all of the issued and outstanding common shares (“Common Shares”) of Kimber Resources Inc., a British Columbia corporation (“Kimber”), other than any Common Shares owned directly or indirectly by the Offeror and its affiliates, and including Common Shares that may become issued and outstanding after the date of the Offer to Purchase but prior to the Expiry Time (as defined below) upon the conversion, exchange or exercise of any securities of Kimber that are convertible into or exchangeable or exercisable for Common Shares. The terms and conditions set forth in the Offer to Purchase and in the letter of transmittal for Common Shares enclosed with the Offer to Purchase (the “Letter of Transmittal”), together with any amendments or supplements thereto, collectively constitute the “Offer”. No fee or commission will be payable by any holder of Common Shares (“Shareholder”) who transmits such Shareholder’s Common Shares directly to the Depositary (as defined below). However, if a Shareholder holds its Common Shares through an investment advisor, stockbrokers, bank, trust company or other nominee (a “Beneficial Shareholder”), that person may charge the Beneficial Shareholder a fee for depositing the Common Shares on the Beneficial Shareholder’s behalf. The Offeror will pay reasonable and customary compensation and certain out-of-pocket expenses incurred in connection with the Offer of Computershare Investor Services Inc. (the “Depositary”), Laurel Hill Advisory Group (the “Information Agent”) and Axemen Resource Capital Ltd., financial advisor to the Offeror.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON FRIDAY, NOVEMBER 15, 2013 (THE “EXPIRY TIME”) UNLESS EXTENDED OR WITHDRAWN IN ACCORDANCE WITH ITS TERMS.

The Offeror and Kimber entered into a support agreement (the “Support Agreement”) on September 25, 2013, pursuant to which the Offeror has agreed to make the Offer and Kimber has agreed to support the Offer and not solicit any competing Acquisition Proposals (as defined in the Offer to Purchase). See Section 4 of the circular accompanying the Offer to Purchase (the “Circular”), “Support Agreement”. The purpose of the Offer is for the Offeror to acquire all of the outstanding Common Shares not already owned by the Offeror and its affiliates. If the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends, at the Offeror’s election, to complete a Compulsory Acquisition (as defined in the Business Corporations Act of British Columbia) or to pursue other means of acquiring the remaining Common Shares not tendered to the Offer, including by way of an amalgamation, statutory arrangement, amendment to Kimber’s articles, consolidation, capital reorganization or other transaction (each, a “Subsequent Acquisition Transaction”), if available, to acquire all the outstanding Common Shares not deposited under the Offer. If such Compulsory Acquisition or Subsequent Acquisition Transaction is not available or the Offeror for any reason chooses not to avail itself of a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to pursue other means of acquiring the remaining Common Shares not deposited under the Offer. See Section 6 of the Circular, “Purpose of the Offer and Plans for Kimber”, and Section 11 of the Circular, “Acquisition of Common Shares not Deposited”.

The Offer is conditioned upon, among other things, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time not less than 66 2⁄3% of the Common Shares then outstanding, excluding the Common Shares already owned by the Offeror and its affiliates (the “Minimum Tender Condition”). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Section 4 of the Offer to Purchase, “Conditions of the Offer”, which sets forth in full the conditions to the Offer. Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable Canadian securities laws, the Offeror will have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Common Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the conditions set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”, are satisfied or waived by the Offeror at or prior to the Expiry Time.

The board of directors of Kimber (the “Kimber Board”), after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Kimber and the Shareholders and, accordingly, the Kimber Board has agreed to unanimously recommend that Shareholders accept the Offer and tender their Common Shares to the Offer. For further information, see the Circular, including Section 4 of the Circular, “Support Agreement”.

Subject to the limitations described in the Offer, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to extend the Expiry Time or to vary the Offer by giving written notice (or other communication subsequently confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice in the manner set forth in Section 10 of the Offer to Purchase, “Notices and Delivery” to all Shareholders. The Offeror shall, promptly after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of the notice thereof to the Toronto Stock Exchange. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario, Canada. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada to that effect and as required by applicable laws. The Offeror will not take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer. The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest on the purchase price of Common Shares be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment. In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificate(s) representing the Common Shares (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation (as defined in the Offer to Purchase) for the Common Shares), (b) a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed, covering such Common Shares with the signature(s) guaranteed in accordance with the instructions set out in the Letter of Transmittal or, in the case of Common Shares deposited using the procedures for book-entry transfer established by DTC, an Agent’s Message (as defined in the Offer to Purchase), and (c) any other required documents.

Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder: (a) at any time before the Common Shares have been taken up by the Offeror; (b) if the Common Shares have not been paid for by the Offeror within three business days after having been taken up; and (c) in certain other circumstances discussed in Section 8 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”.

Withdrawals of Common Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit before such Common Shares are taken up and paid for. Notice of withdrawal: (a) must be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) accompanying the Common Shares which are to be withdrawn; (c) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered Shareholder and the certificate number shown on each certificate representing the Common Shares to be withdrawn; and (d) must be actually received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) in the same manner as in a Letter of Transmittal (as described in the instructions and rules set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution. Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable. A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal. Withdrawals may not be rescinded and any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

The Company has provided to the Offeror its list of Shareholders and security position listings, including the most recent list of names, addresses and security positions of non-objecting Beneficial Shareholders in the possession of the Company, for the purpose of disseminating the Offer to Shareholders. The Offer to Purchase, the Letter of Transmittal and other related materials are being mailed to Shareholders of record and will be furnished to investment advisors, stockbrokers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to Beneficial Shareholders.

A U.S. Shareholder (as defined in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”) that sells Common Shares pursuant to the Offer generally will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the U.S. dollar value of the amount of the Canadian dollar cash payment received and the U.S. Shareholder’s adjusted tax basis in the Common Shares (determined in U.S. dollars) sold in the Offer. For a more detailed description of certain United States federal income tax consequences of the Offer, see Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”. U.S. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS SUMMARY ADVERTISEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER DOCUMENTS, WHICH ARE INCORPORATED BY REFERENCE.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at the Offeror’s expense. You may also contact your investment advisor, stockbroker, bank, trust company or other nominee for assistance concerning the Offer. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer.

Information Agent for this Offer is:

Laurel Hill Advisory Group

North American Toll-Free

1-877-452-7184

Banks and Brokers and collect calls outside North America

1-416-304-0211

Email

assistance@laurelhill.com

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